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                                                                    EXHIBIT 99.3

                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                            DESIGNATED OPTIONS UNDER
                           SEAGULL SEMICONDUCTOR LTD.
                       1998 SECTION 102 STOCK OPTION PLAN

OPTIONEE: <<First_Name>><<Last_Name>>,

     STOCK OPTION ASSUMPTION AGREEMENT effective as of the 29th day of June, 2000 by Cisco Systems, Inc., a California corporation ("Cisco").

     WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Seagull Networks Ltd., an Israeli corporation ("Seagull"), which were originally granted to Optionee under the Seagull Semiconductor Ltd. 1998 Section 102 Stock Option Plan (the "Plan").

     WHEREAS, upon the contribution by Seagull Semiconductor Ltd. of all of the employment agreements of its employees, all redundancy payments with respect to such employees and the Plan, which occurred on this date but prior to the effectiveness of this Agreement (the "Contribution"), Seagull assumed all obligations of Seagull Semiconductor Ltd. under certain outstanding options under the Plan.

     WHEREAS, each outstanding Seagull Option is evidenced by a Stock Option Agreement (the "Option Agreement"), with any shares purchased under such options to be subject to the terms and conditions of such agreement.

     WHEREAS, Seagull, a subsidiary of Seagull Semiconductor Ltd., has been acquired by Cisco through the purchase by Cisco of all the outstanding shares of Seagull ordinary shares (the "Acquisition") pursuant to the Agreement, by and between Cisco and Seagull Semiconductor Ltd., relating to the purchase and sale of 100% of the issued and outstanding stock of Seagull (the "Acquisition Agreement").

     WHEREAS, the provisions of the Acquisition Agreement require Cisco to assume all obligations of Seagull under all outstanding options under the Plan at the consummation of the Acquisition and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

     WHEREAS, the provisions of the Acquisition Agreement require Cisco to comply with the Israeli tax rules in connection with the assumption of all outstanding options under the Plan at the consummation of the Acquisition and to comply with the Israeli tax rules with regard to the procedures for the exercise of such outstanding options.


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     WHEREAS, pursuant to the provisions of the Acquisition Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Acquisition is 0.57363 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of Seagull ordinary shares ("Seagull Stock").

     WHEREAS, the purpose of this Agreement is to evidence the assumption by Cisco of the outstanding options held by Optionee at the time of the consummation of the Acquisition (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by Cisco.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. The number of shares of Seagull Stock subject to the options held by Optionee immediately prior to the Effective Time (the "Seagull Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Seagull under each of the Seagull Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Seagull Option hereby assumed and the exercise price payable thereunder (as converted into U.S. Dollars, when applicable) have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Seagull Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Cisco Stock under the assumed Seagull Option shall also be as indicated for that option below.

--------------------------------------------------------------------------------------------------
            SEAGULL STOCK OPTIONS                              CISCO ASSUMED OPTIONS
--------------------------------------------------------------------------------------------------
    # of Shares of        Exercise Price per           # of Shares of      Adjusted Exercise Price
InfoGear Common Stock          Share                Cisco Common Stock          per Share
--------------------------------------------------------------------------------------------------
 <<Seagull_Shares>>       $<<Seagull_Price>>          <<Cisco_Shares>>        $<<Cisco_Price>>
--------------------------------------------------------------------------------------------------

     2. The intent of the foregoing adjustments to each assumed Seagull Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Acquisition, be not greater than the spread which existed, immediately prior to the Acquisition, between the then aggregate fair market value of the Seagull Stock subject to the Seagull Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Acquisition, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Seagull Option immediately prior to the Acquisition.

     3. The following provisions shall govern each Seagull Option hereby assumed by Cisco:

          (a) Unless the context otherwise requires, all references in each Option Agreement and in the Plan (i) to the "Company" shall mean Cisco,
     (ii) to "Shares" or "Ordinary Shares" shall mean shares of Cisco Stock,
     (iii) to "Option"


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     shall refer to the option to purchase shares of Cisco Stock, (iv) to the
     "Board of Directors" shall mean the Board of Directors of Cisco and (v) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

          (b) The grant date and the expiration date of each assumed Seagull Option and all other provisions which govern either the exercise or the termination of the assumed Seagull Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Plan and the Option Agreement shall accordingly govern and control Optionee's rights to purchase Cisco Stock under the assumed Seagull Option.

          (c) Pursuant to the terms of the Option Agreement, none of your options assumed by Cisco in connection with the transaction vested on an accelerated basis upon the consummation of the Acquisition. Each Seagull Option was assumed by Cisco as of the Effective Time. Each such assumed Seagull Option shall continue to vest for any remaining unvested shares of Cisco Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment has been adjusted to reflect the Exchange Ratio.

          (d) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee's status as an employee of Seagull, Optionee shall be deemed to continue in such status as an employee for so long as Optionee renders services as an employee to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Seagull Options shall hereafter be applied on the basis of Optionee's cessation of employee status with Cisco and its subsidiaries, and each assumed Seagull Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee of Cisco and its subsidiaries.

          (e) In accordance with the Israeli tax rules, your outstanding options will be held by Investec Clali - Trust Company Ltd., an Israeli company whose address is 29 Yavne Street, Tel Aviv, Israel (the "Trustee") and each assumed Seagull Option shall only be exercisable according to the terms set forth by (i) the Trustee and (ii) the procedures described in paragraphs (f) - (h) below.

          (f) The adjusted exercise price payable for the Cisco Stock subject to each assumed Seagull Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option and approved by the Trustee.

          (g) In order to exercise each assumed Seagull Option, Optionee must comply with any requirements of the Trustee and deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by


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     payment of the adjusted exercise price payable for the purchased shares of
     Cisco Stock and should be delivered to Cisco at the following address:

                           Cisco Systems, Inc.
                           170 West Tasman Drive
                           MS 11-3
                           San Jose, CA 95134
                           Attention:  Stock Administration

          4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Acquisition shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


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     IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 29th day of June, 2000.

                                        CISCO SYSTEMS, INC.

                                        By: /s/ LARRY R. CARTER
                                            -------------------
                                            Larry R. Carter
                                            Corporate Secretary



                                 ACKNOWLEDGMENT

     The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Seagull Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.

                                       ----------------------------------------
                                       <<First_Name>> <<Last_Name>>, OPTIONEE

DATED: __________________, 2000



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